UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 8, 2018

(Date of earliest event reported)

CA, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-9247	13-2857434
(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(800) 225-5224

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2018, effective upon the election of directors at the CA, Inc. (the “Company”) 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), Arthur F. Weinbach retired as Chairman of the Board of Directors of the Company (the “Board”), having reached the mandatory retirement age set forth in the Company’s Corporate Governance Principles. Also effective upon the election of directors at the 2018 Annual Meeting, Laura S. Unger retired from the Board. Prior to his retirement, Mr. Weinbach had also served as a member of the Mergers and Acquisitions Committee of the Board. Prior to her retirement, Ms. Unger had also served as a member of the Compensation and Human Resources Committee of the Board (the “Compensation Committee”) and Corporate Governance Committee of the Board. Upon Mr. Weinbach’s and Ms. Unger’s retirements and the election of ten (10) directors at the Annual Meeting, the size of the Board was reduced from eleven (11) to ten (10) directors.

On August 8, 2018, the Board elected Michael P. Gregoire, the Company’s Chief Executive Officer and a current director on the Board, to serve as Chairman of the Board following Mr. Weinbach’s retirement. Mr. Gregoire’s compensation will not change in connection with his service as Chairman of the Board. A copy of the press release announcing the appointment of Mr. Gregoire is furnished hereto as Exhibit 99.1.

Also on August 8, 2018, the Board elected Rohit Kapoor, a current director on the Board, to serve as Lead Independent Director of the Board following Mr. Weinbach’s retirement, in accordance with the Company’s Corporate Governance Principles.

On August 8, 2018, the Compensation Committee of the Board took the following actions:

•

Approved an amendment to the Company’s 2011 Incentive Plan (the “2011 Plan”) to clarify (i) that certain vesting provisions contained in the 2011 Plan that arise in connection with a change of control would apply to all types of equity-based awards granted under the 2011 Plan prior to July 11, 2018, including awards of restricted stock units, and (ii) how certain definitions used in the 2011 Plan would apply to any vesting acceleration provisions that might apply to these outstanding awards under the 2011 Plan.

•

Approved an amendment to the Company’s Change in Control Severance Policy (the “Severance Policy”) to provide that to the extent the payments and benefits payable thereunder would constitute “excess parachute payments” for purposes of Section 280G under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), such payments and benefits would be either (1) paid in full, or (2) be reduced so that no payments or benefits would be treated as “excess parachute payments,” whichever would result in a greater net-after-tax amount to a participant after taking into account any excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.

Copies of the 2011 Plan and the Severance Policy, both as amended, are furnished hereto as Exhibits 10.1 and 10.2, respectively.

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a) The Company’s 2018 Annual Meeting was held on August 8, 2018.

The Company’s stockholders voted on the matters outlined in the Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on June 29, 2018.

(b) The final voting results on the proposals presented at the 2018 Annual Meeting are set forth below.

1. Proposal 1 – Election of Directors:

	Shares For	Shares Against	Abstentions	Broker Non-Votes
Jens Alder	351,383,042	4,929,310	244,901	16,557,291
Nancy A. Altobello	355,410,712	892,840	253,701	16,557,291
Raymond J. Bromark	350,584,178	5,716,505	256,570	16,557,291
Michael P. Gregoire	354,596,108	1,706,285	254,860	16,557,291
Jean M. Hobby	355,403,440	897,372	256,441	16,557,291
Rohit Kapoor	352,661,752	3,632,200	263,301	16,557,291
Jeffrey G. Katz	354,817,177	1,450,298	289,778	16,557,291
Kay Koplovitz	331,743,522	24,004,490	809,241	16,557,291
Christopher B. Lofgren	326,039,096	30,249,558	268,599	16,557,291
Richard Sulpizio	330,222,539	26,072,893	261,821	16,557,291

2. Proposal 2 – Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019:

	Shares For	Shares Against	Abstentions	Broker Non-Votes
Proposal 2	367,502,278	5,288,237	324,029	0

3. Proposal 3 – Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers:

	Shares For	Shares Against	Abstentions	Broker Non-Votes
Proposal 3	322,967,395	33,206,598	383,260	16,557,291

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	2011 Incentive Plan, as amended and restated.

10.2	Change in Control Severance Policy, as amended.

99.1	Press release dated August 8, 2018.

Exhibit Index

Exhibit No.	Description

10.1	2011 Incentive Plan, as amended and restated.

10.2	Change in Control Severance Policy, as amended.

99.1	Press release dated August 8, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, Inc.

Date: August 10, 2018	By:	/s/ Ava M. Hahn
Ava M. Hahn
Executive Vice President, General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer